EXHIBIT 99(B)

            CERTIFICATE OF DETERMINATION OF SERIES B PREFERRED STOCK

                                       OF

                           INNOSERV TECHNOLOGIES, INC.

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                      Pursuant to Sections 400 & 401 of the
                         General Corporation Law of the
                               State of California
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         I, Michael Puls, President and Tom Hoefert, Assistant Secretary of
InnoServ Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of California (the "Company"), in accordance with the provisions of Section 401 thereof, HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by the Articles of Incorporation of the Company, the Board duly adopted the following resolution designating a Series B of Preferred Stock consisting of 700,000 shares, none of which has been issued as of the date of this Certificate of Determination:

         RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company, a Series B of Preferred Stock of the Company be and hereby is created, and that the designation and number of shares of such series and the voting powers, preferences and relative, optional and other rights of the shares thereof, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B PREFERRED STOCK.

1.       DESIGNATION, AMOUNT AND RANKING.

         (a) DESIGNATION AND AMOUNT. The shares of the series created in this resolution shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be Seven Hundred Thousand (700,000).

         (b) RANKING. With regard to rights to receive dividends, rights to distributions of assets upon liquidation, dissolution or winding up of the affairs of the Company, and rights to payment upon redemption, the Series B Preferred Stock shall rank senior and prior in right to (i) the Common Stock, par value $.01 per share, of the Company as constituted on the date of this Certificate of Designation or as such stock may be reconstituted from time to time after such date (the "Common Stock"), and (ii) as to any other series of Preferred Stock, as established by the Board.

2.       DIVIDENDS.

         (a) ACCRUAL OF DIVIDENDS. The holders of the Series B Preferred Stock shall have no right to receive dividends except as provided in this Section 2. Each holder of a share of Series B Preferred Stock shall be entitled to receive, when declared by the Board, out of the funds of the Corporation legally available therefor pursuant to the California General Corporation Law ("Legally Available Funds"), cumulative dividends in cash in the amount of $0.32 per share per annum. Such dividends shall accrue from day to day, beginning six (6) months from the date of issuance of such share, whether or not earned or declared, and shall be due and payable semi-annually on the last day of each June, and December, beginning the last day of December 1998; provided that whenever any such payment date is a Saturday, Sunday or public or bank holiday or the equivalent for banks generally under the laws of the State of Texas (any other day being a "business day"), such dividends may be paid on the next succeeding business day (the day on which such payment is to be made, a "Dividend Payment Date"). Any such dividends not paid when due or otherwise not thereafter paid as set forth in Section 2(b) shall become part of the Liquidation Value except with respect to such dividends with respect to shares that are converted pursuant to
Section 6, which dividends shall be payable pursuant to Section 6(b).

         (b) OTHER DIVIDENDS. Other than dividends of Common Stock on the Common Stock, no dividend or other distribution shall be paid, or declared and set apart for payment, on the shares of any class or series of capital stock of the Company, unless any accrued but unpaid dividends owed to holders or former holders Series B Preferred Stock are first paid in full pursuant to Sections 2(a) or 6(b) and the outstanding shares of Series B Preferred Stock are included in such dividend or distribution PARI PASSU to the shares of capital stock of the Company to which the dividend or distribution is being paid or declared with respect to, by applying the Conversion Ratio (as hereinafter defined in Section
6) to such shares of Series B Preferred Stock as if such shares had been converted immediately prior to the record date of such dividend or distribution.

3.       LIQUIDATION.

         (a) PREFERENCE. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of any class or series of capital stock of the Company ranking as to assets senior to the Series B Preferred Stock then outstanding, the holder of each share of Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to the Liquidation Value (as hereinafter defined) of such share before any payment shall be made or assets distributed on the Common Stock or any other class or series of capital stock of the Company ranking as to assets junior to the Series B Preferred Stock. After payment to the holders of Series B Preferred Stock of the amounts to which such holders are entitled as set forth in this Section 3(a), the holders of the Series B Preferred Stock shall have no claim, in their capacity as holders, to any of the remaining assets of the Company.

         (b) PARTIAL PAYMENT. If upon any dissolution, liquidation or winding up of the affairs of the Company, the assets of the Company distributable among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to them of the full preferential amounts to which they are entitled, then the entire assets of the Company so to be distributed shall be distributed ratably among the holders of the Series B Preferred Stock.

         (c) REMAINING ASSETS After payment or distribution to the holders of the Series B Preferred Stock of the full amounts set forth in Section 3(a), the holders of the Common Stock and any other class or series of capital stock of the Company ranking as to assets junior to the Series B Preferred Stock then outstanding shall be entitled to receive in accordance with their respective preferences and, in the absence thereof, ratably all remaining assets of the Company to be distributed.

         (d) REORGANIZATION. For the purposes of this Section 3, a liquidation, dissolution or winding up of the affairs of the Company shall not be deemed to be occasioned by or to include any Reorganization. For the purposes of this Agreement, a "Reorganization" shall mean any of, or any combination of, a capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another person, any agreement or arrangement (including any tender offer) that contemplates the acquisition of beneficial ownership of more than 35% of the outstanding shares of the Company's Common Stock, or the sale or other disposition of all or substantially all of the property and assets of the Company to another person.

         (e) LIQUIDATION VALUE. The "Liquidation Value" per share of the Series B Preferred Stock as of any particular date shall be the sum of (i) $4.00 plus
(ii) all accrued but unpaid dividends as of such date.

4.       REDEMPTION.

         (a) OPTIONAL REDEMPTION. To the extent the Company shall have Legally Available Funds therefor, the Company shall have the right, but not the obligation, to redeem all, or any portion thereof, of the shares of Series B Preferred Stock outstanding at any time after the date of the issuance thereof at a redemption price per share equal to the Liquidation Value thereof at such date; provided, that the holder of such shares shall have the right, at such holder's option, to exercise such holder's conversion rights granted under
Section 6 hereof, if applicable, prior to the applicable redemption date.

         (b) REORGANIZATION REDEMPTION. The Company shall notify each of the holders of Series B Preferred Stock as soon as practicable after, but in no event later than ten (10) days after the consummation of a Reorganization. Within twenty (20) days of such notice from the Company, each of the holders of Series B Preferred Stock shall, at any such holder's option, have the right to cause the Company to redeem all, and not less than all, of the outstanding Series B Preferred Stock held by such holder at a price per share equal to the Liquidation Value thereof.

         (c) MANDATORY REDEMPTION. On May 19, 2008 (or if not a business day on the next business day after May 19, 2008), the Company shall redeem, to the extent the Company shall have Legally Available Funds therefor, all shares of Series B Preferred Stock then outstanding at the close of business upon such date at a redemption price per share equal to the Liquidation Value thereof at such date.

         (d) PAYMENT OF REDEMPTION PRICE. For each share of Series B Preferred Stock which is to be redeemed, the Company shall be obligated, on the applicable redemption date to pay to the holder thereof (upon surrender by such holder at the Company's office of the certificate representing such share) the applicable redemption price thereof. If the Company lacks Legally Available Funds for redemption of shares of Series B Preferred Stock on any such redemption date required to redeem the total number of shares to be redeemed on such date, the maximum possible number of shares shall be redeemed to the extent of Legally Available Funds ratably among the holders of the shares to be redeemed based upon the aggregate applicable redemption price of such shares held by each such holder. At any time thereafter if Legally Available Funds become available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any such redemption date but which it has not redeemed.

         (e)      NOTICE OF REDEMPTION; REDEMPTION DATE.

                  (i) In the case of a redemption pursuant to Section 4(a), the Company shall provide written notice of each redemption of Series B Preferred Stock to each record holder thereof not less than five (5) business days prior to the applicable redemption date, stating the date and place of redemption, the applicable redemption price and the number of shares held by such holder to be redeemed.

                  (ii) In the case of a redemption pursuant to Section 4(b), the Company shall cause the redemption date to occur not more than five (5) business days after notice of a demand for redemption is received by the Company from the holder.

                  (iii) In the case of a redemption pursuant to Section 4(c), the Company shall provide written notice of each redemption of Series B Preferred Stock to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the applicable redemption date, stating the date and place of redemption, the applicable redemption price and the number of shares held by such holder to be redeemed.

         (f) EFFECT OF REDEMPTION. If notice of redemption shall have been given by the Company as provided in Section 4(d), and if on or before such redemption date the aggregate redemption price of the shares to be redeemed which shall not have theretofore been converted as provided in Section 6 shall have been set aside by the Company in a separate account so as to be available for the redemption of such shares, then such shares, whether or not the certificates therefor shall have been surrendered for redemption, shall be deemed no longer outstanding for any purpose and all rights of the holders with respect to such shares shall thereupon cease and terminate, except only if not so converted, the right to receive out of the funds so set aside such redemption price, without interest, upon endorsement, if required, and surrender by the holders of their certificates for such shares.

5. VOTING RIGHTS. Except as otherwise expressly provided by law, shares of Series B Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and said shares shall not be entitled to any notice of any meeting of stockholders of the Company.

6. CONVERSION. The rights of the holders of shares of Series B Preferred Stock to convert such shares into shares of Common Stock and the terms and conditions of such conversion shall be as follows:

         (a) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the earlier of (i) payment of all amounts due to the Company pursuant to that certain agreement referenced in Section 8.10 of the Agreement and Plan of Merger, dated May 19, 1998, ("the Merger Agreement") by and among General Electric Company, Diamond Merger Sub, Inc., and the Company, or (ii) the later of (A) September 30, 1998 or (B) termination of the Merger Agreement, and prior to the applicable redemption date therefor (unless the Company shall fail to pay or provide for the payment of the applicable redemption price in respect thereof), at the office of the Company or any transfer agent for the Series B Preferred Stock or the Common Stock, into the number of the fully paid and nonassessable shares of Common Stock determined in accordance with Section 6. In order to convert shares of the Series B Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or to the transfer agent for the Series B Preferred Stock or the Common Stock, together with written notice to the Company stating that such holder elects to convert the same and setting forth the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series B Preferred Stock being converted.

          (b) CONVERSION MECHANICS. The Company shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series B Preferred Stock for conversion at the office of the Company or the transfer agent for the Series B Preferred Stock or the Common Stock, issue to each holder of such shares, or such holder's nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which such holder shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates is converted, a certificate evidencing the number of shares of Series B Preferred Stock which are not converted. A conversion shall be deemed to have been effective immediately prior to the close of business on the date the holder surrenders its shares of Series B Preferred Stock to be converted, so that, with respect to such conversion, except with respect to the rights set forth in the last sentence of this Section 6(b), the rights of the holder of such shares of Series B Preferred Stock as such shall cease at the effective time of such conversion and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time. If the last day for the exercise of the right of conversion shall not be a business day such conversion right may be exercised on the next succeeding business day. Upon any conversion of Series B Preferred Stock, to the extent there are any accrued but unpaid dividends due and owing the holders of such Series B Preferred Stock so converting, the Company shall, within one (1) year from the date of such conversion, pay to such converting holders the full amount of such accrued but unpaid dividends, with interest accumulating at the rate of eight percent (8%) per annum, from the date of such conversion; and provided that the restrictions set forth in Section 2(b) shall survive until such declaration and payment.
         (c) CONVERSION RATIO. Subject to Sections 6(d) and 6(e), each share of Series B Preferred Stock shall be convertible into one (1) share of Common Stock (the "Conversion Ratio").

         (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If outstanding shares of the Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed), shall be paid in respect to the Common Stock, the Conversion Ratio in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately increased, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately reduced.

         (e) REORGANIZATION. In the event that the Company shall propose or be subject to a Reorganization, the Company shall give five (5) business days written notice to holders of Series B Preferred Stock prior to such Reorganization. In the event of a Reorganization, the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Company, or other corporation resulting from such consolidation or surviving such merger or to which such property and assets shall have been sold or otherwise disposed of, to which a holder of the number of shares of the Common Stock into which the Series B Preferred Stock was convertible immediately prior to such Reorganization would have been entitled to receive (together with any accrued but unpaid dividends owed to holders of Series B Preferred Stock pursuant to Section 2(a), as payable pursuant to Section 6(b)); and in any such case appropriate adjustment shall be made by the Board in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series B Preferred Stock. The provisions of this Section 6(e) shall similarly apply to successive Reorganizations.

         (f) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Ratio or the number of shares of Common Stock or other securities or property deliverable upon conversion of the Series B Preferred Stock, the Company shall compute such adjustment or readjustment in accordance with this Section 6, prepare a certificate showing such adjustment or readjustment, and mail such certificate to each registered holder of Series B Preferred Stock at the holder's address as shown on the books of the Company. The certificate shall set forth such adjustment or readjustment, showing the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Ratio at the time in effect and (ii) the type and amount, if any, of other securities or property which at the time would be received upon conversion of the Series B Preferred Stock. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 6(g).

         (g) NOTICES OF RECORD DATE. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Ratio or the number, kind or class of shares or other securities or property into which the Series B Preferred Stock shall be convertible pursuant to this
Section 6, the Company shall give five (5) business days' prior written notice to the holders of the Series B Preferred Stock in the manner set forth in
Section 6(f), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Series B Preferred Stock. The omission or delay in giving such notice shall not affect the validity or effectiveness of such action.

         (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (i) PAYMENT OF TAXES. The Company shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series B Preferred Stock; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue or delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or other governmental charge or shall have established to the satisfaction of the Company that such tax or other governmental charge has been paid.

         (j) SURRENDERED SHARES. All certificates representing Series B Preferred Stock surrendered for conversion or redeemed shall be appropriately canceled on the books of the Company, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of Preferred Stock of the Company.